Runcom Technologies Ltd. to Invest in IXI Mobile, Inc.

Partnership Will Support Collaboration of Both Companies

RA'ANANA, Israel - December 25, 2008

IXI Mobile, Inc. (OTCBB: IXMO.OB) today announced that it has entered into a subscription agreement with Runcom Technologies Ltd., a leader in WiMAX solutions, for a private placement of $1.0 million which is subject to the completion of due diligence to Runcom's satisfaction by no later than December 31, 2008. Upon closing, IXI will issue 8,695,652 shares of common stock at a price per share of $0.115. Runcom will also be issued warrants to purchase up to 115,942 shares of a newly created series of preferred stock at an exercise price of $34.50 per share for an aggregate amount of $4.0 million exercisable at any time in the next twelve months. The new series of preferred stock will carry 300 votes per share and will vote together with the common stock on all matters.

IXI has also amended its outstanding loans with Southpoint Master Fund, LP and Gemini Israel III, LP (and three other funds affiliated with this shareholder), to allow each lender to convert their outstanding loans into shares of IXI's preferred stock. After amending the existing loans, both Southpoint and Gemini converted their existing loans in the amount of approximately $15.2 million into 441,618 shares of IXI's preferred stock.

Separately, Runcom has agreed to acquire all common and preferred shares owned by Southpoint and Gemini, including all shares acquired upon conversion of the loans described above. After giving effect to the acquisition of 8,887,894 common shares, warrants to purchase up to 3,056,667 shares of  Common Stock and 441,618 preferred shares held by Southpoint and Gemini,  Runcom will own shares holding approximately 90% of the voting power of the  issued and outstanding capital stock of IXI. If all warrants are exercised,  Runcom will own approximately 93% of IXI's voting power.

Messrs Gideon Barak, Amit Haller, Shlomo Shalev, Yossi Sela, and Matt  Hills  shall resign from the Board of Directors of the Corporation, and the  Board of Directors shall nominate additional members of the Board of  Directors to be specified by the Runcom, all in effect as of the Closing,  all in accordance with the Corporation's charter documents and applicable  law.

IXI Mobile will remain a public company after giving effect to the transaction and will continue its business of delivering end-to-end mobile data and voice solutions including premium data services like IM and E-Mail, low cost cellular data and voice devices, as well as comprehensive mobile and fixed data convergence solutions. IXI will remain committed to all of its obligations and liabilities to its customers and partners.

The parties believe that this partnership creates a synergy that is  intended to enable them to combine IXI's leading technology with Runcom's  WiMAX (4G) capabilities for mobile and fixed rich media solutions. The  parties intend to develop new services, devices and software clients in  addition to large data convergence projects. Furthermore, the parties  believe that this transaction will enable them to leverage each others'  existing customer base, while expanding based on new offerings.

IXI's CEO, Israel Frieder, stated, "We feel very confident that our new found partnership will be a great benefit not only for our business, but for Runcom as well. We expect the partnership to work together to collaborate on new ideas and products, utilizing Runcom's leading solutions in combination with IXI's end-devices; we are excited at the prospects of seeing both companies grow. Moreover, it will provide greater financial support for IXI through a strengthening in our overall business infrastructure."

Dr. Zion Hadad, the CEO of Runcom, commented, "Our decision to invest in IXI was a strategic one, where we believe that the synergy formed by our two businesses will provide for a significant amount of growth. In combining our strengths with the cutting-edge technology on which IXI is founded, we see no better opportunity than what we have now to improve our business and expand our clientele."

In carefully dealing with IXI's expenses in regards to the current economic environment in conjunction with the new partnership with Runcom, IXI will be laying off approximately 30% of its work force. The Company believes  that this measure will enable the Company to effectively support and grow the  existing business while focusing on the new offering of the combined  partnership.

About IXI Mobile

IXI Mobile, Inc. offers end to end solutions that bring innovative, data-centric mobile devices and services to the mass market. IXI's solutions are designed to improve the mobile user experience and increase mobile data usage. The company provides a turn-key solution to mobile operators and service providers worldwide to launch and support Mobile IM and email services.

IXI's solutions are available on the Ogo family of devices as well as on standard mobile platforms, delivering popular mobile applications, including instant messaging, push email, web browser, multimedia, news and more. IXI's solutions are available from a variety of mobile operators and service providers worldwide.

About Runcom Technologies Ltd.

Runcom is a technology company pioneering OFDMA-based silicon user terminals and base stations that comply with the IEEE802.16e-2005 standard  for WiBro and Mobile WiMAX applications.

Runcom products include PHY and MAC communications layers. Runcom RNA200 ASIC was the first Mobile WiMAX compliant ASIC on the market. For more  information, visit Runcom on the Internet at

http://www.runcom.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to IXI's future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," " seek, " "achieve," and similar expressions, or future or conditional verbs such as "will," " would," "should," "could," "may" and similar expressions. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We have based these forward-looking statements on current expectations and beliefs about future events. Actual results could differ materially from those discussed or projected in, or implied by, the forward-looking statements as a result of various risks and uncertainties, including without limitation: whether the partnership with Runcom will result in increased revenues for the Company, whether the Company will be able to sufficiently reduce its operating costs and increase revenues to enable the Company to continue as a going concern, whether the Company will be able to continue to pay all its outstanding obligations to vendors and customers and whether the Company will be able to raise additional capital or financing if required. This press release should be read in conjunction with the Company's Annual Report on form 10-K for the year ended December 31, 2007, and its other reports on file with the U.S. Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. Except as required by law, the Company does not undertake to update any forward-looking statements.

Please direct inquiries to:

In US:	In Israel:
KCSA Strategic Communications	Kwan Communications
Marybeth Csaby/ Meghan Garrity	Zvi Rabin
+1-212-896-1236/ +1-212-896-1224	zvi@kwan.co.il
mcsaby@kcsa.com/ mgarrity@kcsa.com

In Israel
Runcom Technologies Ltd.
Moshe Levinson
+972-3-9428880
Moshe.levinson@runcom.co.il